UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/03/2014

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-15701

Delaware	84-1007839
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1185 Linda Vista Drive, San Marcos, CA 92078

(Address of principal executive offices, including zip code)

760-744-7340

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Citing the steady decline in sales of its Pathway to Healing products over the prior several years, NAI provided notice to the Licensors that NAI will terminate the Amended and Restated License Agreements between NAI as licensee, and Dr. Reginal B. Cherry, and Reginald B. Cherry Ministries, Inc. respectively, as Licensors. Termination of the License Agreements is to be effective September 15, 2014. Pursuant to the License Agreements Dr. Cherry, and the Cherry Ministries Inc., licensed to NAI the name, likeness, style, persona and other attributes of Dr. Cherry in connection with the sale of nutritional products that were marketed by NAI under its Pathway to Healing brand. Pursuant to the License Agreements, NAI was permitted to terminate the License Agreements by written notice at any time.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of July 7, 2014, the Amended and Restated Employment Agreement dated August 31, 2010, as most recently amended July 1, 2013, by and between Natural Alternatives International, Inc., a Delaware corporation ("NAI"), and Mark A. LeDoux, NAI's Chief Executive Officer, was amended to reflect an increase in Mr. LeDoux's annual base salary in the amount of $9,500. Effective July 7, 2014, Mr. LeDoux's annual base salary is $324,500.

Also effective July 7, 2014, the Amended and Restated Employment Agreement dated August 31, 2010, as most recently amended July 1, 2013, by and between NAI and Kenneth E. Wolf, NAI's Chief Operating Officer, Chief Financial Officer, and Secretary, was amended to reflect an increase in Mr. Wolf's annual base salary in the amount of $9,300. Effective July 7, 2014, Mr. Wolf's annual base salary is $319,050.

Item 8.01 Other Events.

On July 3, 2014, NAI issued a press release announcing the dismissal with predjudice of four pending lawsuits against NAI, each of which included claims that NAI’s patented CarnoSyn® Beta-Alanine was somehow unsafe. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1      Press Release of NAI issued on July 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

Date: July 3, 2014	By:	/s/ Ken Wolf

Ken Wolf
Chief Financial Officer